Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Fourth Quarter and Year Ended December 27, 2014

Full Year Results:

•	2014 sales increased 13% to $751.5 million

•	2014 EPS increased 11% to $2.49 per diluted share

Fourth Quarter Results:

•	Q4 sales increased 2% to $174.0 million

•	Q4 EPS decreased 7% to $0.52 per diluted share

•	Adjusted Q4 EPS, excluding ERP conversion costs, increased 13% to $0.63 per diluted share

COLMAR, PENNSYLVANIA (February 18, 2015) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the fourth quarter ended December 27, 2014 of $174.0 million, an increase of 2% from $169.8 million in the fourth quarter of 2013. The sales growth rate in the fourth quarter would have been 9% when adjusted for previously announced pre-enterprise resource planning (“ERP”) system conversion stock-up orders that were shipped in the third quarter. Diluted earnings per share for the fourth quarter ended December 27, 2014 decreased 7% to $0.52 per share from $0.56 per share in 2013.

Results for the fourth quarter of 2014 include $5.9 million in incremental costs associated with the ERP conversion, consisting of $2.8 million in increased distribution costs, $1.9 million in consulting and other related support costs, $0.5 million in additional depreciation and $0.7 million in other costs. Approximately 90% of these costs impacted selling, general and administrative expenses (“SG&A”) while the remaining 10% impacted gross profit. Excluding the impact of these items, diluted earnings per share would have increased 13% to $0.63 from $0.56 last year.

“The sales growth rate in the second half of 2014 was negatively impacted by softer order patterns from two customers that chose to reduce inventory levels. Growth rates for the rest of the business were in the low teens, which were down slightly from historical levels. Additionally, sell-through rates of our products were strong in the fourth quarter, but down slightly from third quarter levels,” said Mr. Steven Berman, Chairman and Chief Executive Officer.

Gross profit margin was 38.3% for the fourth quarter ended December 27, 2014 compared to 38.9% for the same period last year primarily as the result of lower net selling prices. SG&A expenses increased 11% in the fourth quarter of 2014 to $38.1 million from $34.5 million in the fourth quarter of 2013 due to the incremental ERP costs described above and increased investments in product development initiatives. These costs were partially offset by provisions for incentive compensation that were $1.6 million lower than the prior year and a $1.0 million reduction in an estimated earn-out liability.

For the fiscal year ended December 27, 2014, sales increased 13% over the prior year to $751.5 million from $664.5 million last year. Diluted earnings per share in 2014 rose 11% to $2.49 from $2.24 in the prior year. Additionally, the following represent other highlights and metrics for fiscal 2014:

•	Revenues from products introduced in the last 24 months accounted for 22% of our fiscal 2014 sales, which approximated 2013 levels

•	SG&A as a percentage of net sales declined to 19.5% from 20.0% despite the additional fourth quarter costs associated with the ERP implementation described above

•	Research and development spending increased 18% to $15.8 million in 2014

•	Total parts introduced in 2014 increased 8% to approximately 3,750 parts, including 1,266 “Formerly Dealer Only” parts

“I would like to thank all of our contributors for their commitment and dedication in a year that brought forth many challenges, and our customers and end-users for their continued support and acceptance of our new products. This year marked our 14th consecutive year of sales growth, including double digit sales growth in each of the last 6 years. Our organic sales growth continues to be driven by new products as a result of our continued commitment to our ‘New to the Aftermarket’ strategy,” said Mr. Berman. “The first half of 2015 will be challenging given the 20% growth rates experienced in the first half of 2014 and additional costs to be incurred as we work to complete the stabilization and transition phase of the conversion to our new ERP system. While we don’t expect incremental costs from the ERP implementation to be as high as they were in the fourth quarter, they will be meaningful through at least mid-year. We continue to believe that benefits from our investments in the business and the continued success of our new products will allow us to achieve our long-term goals of low double digit sales and earnings growth.”

The Company repurchased 855,600 shares of its common stock for $40.4 million at an average price of $47.20 per share during fiscal 2014, and has $59.6 million remaining under its current $100 million share repurchase program.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman® OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/27/14	Pct.	12/28/13	Pct.
Net sales	$173,981	100.0	$169,809	100.0
Cost of goods sold	107,264	61.7	103,724	61.1
Gross profit	66,717	38.3	66,085	38.9
Selling, general and administrative expenses	38,106	21.9	34,478	20.3
Income from operations	28,611	16.4	31,607	18.6
Interest expense, net	44	—	41	—
Income before income taxes	28,567	16.4	31,566	18.6
Provision for income taxes	9,911	5.7	10,947	6.5
Net income	$18,656	10.7	$20,619	12.1

Diluted earnings per share	$0.52		$0.56

Weighted average diluted shares outstanding	35,669	—	36,552	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	52 Weeks		52 Weeks
Year Ended (unaudited)	12/27/14	Pct.	12/28/13	Pct.
Net sales	$751,476	100.0	$664,466	100.0
Cost of goods sold	464,275	61.8	403,498	60.7
Gross profit	287,201	38.2	260,968	39.3
Selling, general and administrative expenses	146,467	19.5	133,029	20.0
Income from operations	140,734	18.7	127,939	19.3
Interest expense, net	204	—	189	0.1
Income from continuing operations before income taxes	140,530	18.7	127,750	19.2
Provision for income taxes	50,543	6.7	45,830	6.9
Net income	$89,987	12.0	$81,920	12.3

Diluted earnings per share	$2.49	—	$2.24

Weighted average diluted shares outstanding	36,190	—	36,624

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/27/14	12/28/13
Assets:
Cash and cash equivalents	$47,656	$60,593
Accounts receivable	206,035	180,777
Inventories	173,523	160,387
Deferred income taxes	25,103	20,798
Prepaid expenses	3,147	5,851
Total current assets	455,464	428,406
Property, plant & equipment, net	82,270	64,786
Goodwill and other intangible assets, net	29,989	30,089
Other assets	12,645	5,888
Total assets	$580,368	$529,169

Liabilities & shareholders’ equity:
Accounts payable	$59,541	$61,255
Accrued expenses and other	31,292	30,483
Total current liabilities	90,833	91,738
Other long-term liabilities	4,822	5,310
Deferred income taxes	22,652	18,480
Shareholders’ equity	462,061	413,641
Total liabilities and equity	$580,368	$529,169

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	12/27/14	12/28/13	12/27/14	12/28/13
Depreciation, amortization and accretion	$3,657	$2,742	$12,658	$10,159
Capital expenditures	$6,870	$11,717	$29,862	$24,666

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust diluted earnings per share to exclude the impact of the following items:

•	Results for the thirteen weeks ended December 27, 2014 include $5.9 million of incremental pre-tax costs associated with implementing our ERP system, consisting of $2.8 million in increased distribution costs, $1.9 million in consulting and other related support costs, $0.5 million in additional depreciation and $0.7 million in other costs.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. A reconciliation of diluted earnings per share follows:

	(unaudited)
	13 Weeks Ended 12/27/14	13 Weeks Ended 12/28/13	% Change

Diluted EPS, as reported	$0.52	$0.56	(7%)
Add: Incremental costs incurred after ERP system conversion date, after tax	0.11	—	N/A
Diluted EPS, as adjusted	$0.63	$0.56	13%